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                                                                      Exhibit 21


                                PRIMESTAR, Inc.
                            a Delaware corporation
                        incorporated on August 27, 1997
                             Fed ID # 84-1441684


                            SUBSIDIARY INFORMATION


Subsidiary               Fed ID #     State of Inc.   Date of Inc.
------------------------------------------------------------------

PRIMESTAR MDU, Inc.     84-1352884       Delaware        6/21/96

PRIMESTAR Partner
 Holdings, Inc.         84-1385150       Delaware        2/19/97

PRIMESTAR Partner 1,    84-1353963       Colorado        7/9/96
 Inc. (a subsidiary of
 PRIMESTAR Partner
 Holdings, Inc.)

PRIMESTAR Partner 2,    84-1353961       Colorado        7/9/96
 Inc. (a subsidiary of
 PRIMESTAR Partner
 Holdings, Inc.)

PRIMESTAR Partners,     23-2601075       Delaware        2/16/90
 L.P.